Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217661 on Form S-3 of Owens Realty Mortgage, Inc. of our report dated March 13, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sacramento, California
March 13, 2018